UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 25, 2006
AMB PROPERTY, L.P.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-14245	94-3285362

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Pier 1, Bay 1, San Francisco, California 94111 (Address of Principal Executive Offices) (Zip Code)

415-394-9000 (Registrant’s telephone number, including area code)

n/a (Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[    ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[    ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[    ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[    ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     On August 25, 2006, AMB Property Corporation, our general partner, issued and sold 2,000,000 shares of its 6.85% Series P Cumulative Redeemable Preferred Stock. AMB Property Corporation received net proceeds from this offering of approximately $47,975,000 after deducting underwriting discounts and commissions and estimated transaction costs payable by it. AMB Property Corporation contributed the net proceeds of the offering to us, and in exchange, we issued to AMB Property Corporation 2,000,000 6.85% Series P Cumulative Redeemable Preferred Units.
     We will pay AMB Property Corporation cumulative distributions on the Series P Cumulative Redeemable Preferred Units from August 25, 2006 at the rate of 6.85% per annum of the $25.00 value per unit, which is equivalent to $1.7125 per unit per year. Distributions on the Series P Cumulative Redeemable Preferred Units will be payable quarterly in arrears on the 15th day of each January, April, July and October, or, if such date is not a business day, on the next succeeding business day, beginning on January 16, 2007. The Series P Cumulative Redeemable Preferred Units have no stated maturity, are not subject to any sinking fund or mandatory redemption and are not convertible in to any other securities. On or after August 25, 2011, we may, at our option, redeem the Series P Cumulative Redeemable Preferred Units in whole or from time to time in part, for cash at a redemption price of $25.00 per unit, plus all accumulated and unpaid distributions on such Series P Cumulative Redeemable Preferred Units to the redemption date.
     Our Twelfth Amended and Restated Agreement of Limited Partnership dated as of August 25, 2006 reflects the establishment of the 6.85% Series P Cumulative Redeemable Preferred Units and is filed as an exhibit to and incorporated by reference into this report.
Item 9.01    Financial Statements and Exhibits
     (d) Exhibits

Exhibit	Description

3.1	Twelfth Amended and Restated Agreement of Limited Partnership of AMB Property, L.P., dated as of August 25, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMB Property, L.P. (Registrant) By: AMB Property Corporation, its sole general partner
Date: August 30, 2006	By:	/s/ Tamra D. Browne
Tamra D. Browne
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

3.1	Twelfth Amended and Restated Agreement of Limited Partnership of AMB Property, L.P., dated as of August 25, 2006.